Exhibit 99.1

TERRESTAR CORPORATION RECEIVES NASDAQ NOTIFICATION
RELATED TO MINIMUM BID PRICE

Reston, VA., March 12, 2010 – TerreStar Corporation (TerreStar) (NASDAQ: TSTR) announced today that it has received notification from NASDAQ that for the last thirty consecutive business days the bid price of TerreStar’s common stock on The NASDAQ Global Market has closed below the minimum $1.00 per share required for continued inclusion under NASDAQ Marketplace Rule 5450(a)(1).  In accordance with this rule, TerreStar has 180 calendar days, or until September 7, 2010, to regain compliance with the rule.  This notification has no effect on the listing of TerreStar’s common stock at this time, and the common stock will continue to trade on The NASDAQ Global Market.

The NASDAQ Listing Qualifications Department informed TerreStar that if the bid price of TerreStar’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days within the 180 day period, NASDAQ will provide written notification that TerreStar has achieved compliance with the rule.

TerreStar will monitor the closing bid price of its common stock between now and September 7, 2010.  TerreStar intends to maintain the listing of its common stock on The NASDAQ Global Market, and will consider available options if its common stock does not trade at a level likely to result in compliance with the Minimum Share Price Rule by September 7, 2010.

About TerreStar
TerreStar Corporation (NASDAQ: TSTR), through TerreStar Networks (www.terrestar.com), a majority owned subsidiary of TerreStar, plans to offer a reliable and secure satellite terrestrial mobile broadband network that will provide voice, data and video services dedicated to helping solve the critical communication and business continuity challenges faced by government, emergency responders, enterprise businesses and rural communities. TerreStar expects to offer next generation mobile communications through a network of partners and service providers to users who need “anywhere” coverage throughout the United States and Canada.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

#     #     #
For more information, please contact:
Kelly Adams, Director Marketing and Communications
TerreStar Networks
Phone: +1 703-483-7966
Email: kelly.adams@terrestar.com